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Exhibit 10.1

Exclusive Software Sales Agreement between
Network Printing Solutions, Ltd. ("NPS Ltd.)
And Danka Holding Company
Dated May 14, 1998

EXCLUSIVE SOFTWARE SALES AGREEMENT

        THIS EXCLUSIVE SOFTWARE SALES AGREEMENT ("Agreement") is made and entered into effective as of the (14th day of May, 1998 (the "Effective Date"), by and between NETWORK PRINTING SOLUTIONS LTD., a United Kingdom corporation whose registered address is at Ibex House, 162-164 Arthur Road, Wimbledon Park, London, England SW19 8AQ ("LICENSOR'), and DANKA HOLDING COMPANY, a Delaware corporation whose registered address is at 11201 Danka Circle North, St. Petersburg, Florida, USA 33716 ("LICENSEE"), with reference to the following facts and circumstances:

        A.    LICENSOR owns, and has all the rights to license to LICENSEE, certain Licensed Software (as defined in Section 1).

        B.    LICENSEE desires to license such Licensed Software and purchase Licensed Software Copies (as defined in Section 1) from LICENSOR, and sublicense such Licensed Software and distribute such Licensed Software Copies to and install such Licensed Software Copies for End Users.

        C.    Therefore, LICENSOR desires to grant to LICENSEE certain exclusive, limited license rights to sublicense and use such Licensed Software and distribute and install such Licensed Software. Copies on the terms and subject to the conditions contained in this Agreement.

        Now, therefore, based on the above premises and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Definitions.

        As used herein, the following terms shall have the respective meanings set forth below:

          1.1  "Licensed Software" shall mean the current version of LICENSOR's Job Auditing Server software, as more specifically described in Schedule 1.1(a) attached hereto and made a part hereof by this reference, together with any operating instructions or other documentation for such software that may be included with such software or on the CD-ROM on which such software is famished. Any corrections, updates, enhancements and new versions of the Licensed Software provided to LICENSEE pursuant to the ten-ns of this Agreement shall be deemed to be "Licensed Software" subject to the terms of this Agreement. Schedule 1.1(a) may be amended from time to time by mutual agreement of LICENSOR and LICENSEE. Possible future product requirements are set forth in Schedule 1.1(b) attached hereto and made a part hereof by this reference.

          1.2  "Licensed Software Copy" shall mean an exact object code copy of the software included in the definition of the Licensed Software in machine readable form on CD-ROM, together with an exact copy of the accompanying operating instructions or other documentation included in the definition of the Licensed Software.

          1.3  "Licensee Product" shall mean a product or bundle of products sold to an End User that may be used with the Licensed Software.

          1.4  "End User" shall mean a person, entity or group of entities under common control that uses the Licensed Software pursuant to a sublicense, but which does not have the right to copy, reproduce, sell, distribute or sublicense the Licensed Software.

          1.5  "IP Rights" shall mean all intellectual property right, without limitation, copyrights, patent rights, trade secret rights, design rights, trademark rights and other similar property rights.

          1.6  "Level 1 Technical Support" shall mean the service provided in response to the initial inquiry placed by an End User regarding product operation generally or which identifies and documents an error or bug in the Licensed Software.

          1.7  "Level 2 Technical Support" shall mean the service provided to analyze or reproduce an error or bug in the Licensed Software or to determine that the error or bug is not reproducible.

          1.8  "Level 3 Technical Support" shall mean the service provided that isolates an operational error or bug to a component level of the Licensed Software (provided such error or bug is reproducible by LICENSEE and/or LICENSOR and is not due to a malfunction in any other software or hardware) and, in such case, the use of best efforts to provide an error or bug correction or a circumvention.

          1.9  "Affiliate" shall mean with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by, or under common control with, such other person or entity at any time during the period for which the determination of affiliation is being made; it being understood that none of LICENSOR, LICENSEE, or any of their respective Affiliates shall be considered Affiliates under this Agreement by virtue only of this Agreement. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

        2.    Grant of Licenses.

          2.1.    License to LICENSEE.    Subject to the terms, conditions and restrictions set forth herein LICENSOR hereby grants to LICENSEE, under any and all IP Rights owned or otherwise. assertable by LICENSOR, an exclusive, limited license to (i) sublicense the Licensed Software to End Users, (ii) distribute Licensed Software Copies to and install Licensed Software Copies for End Users, and (iii) use the Licensed Software for testing and manufacturing Licensee Products, for demonstrating Licensee Products and the Licensed Software to prospective End Users, and for providing technical support relating to Licensee Products and the Licensed Software to End Users (for which testing, manufacturing, demonstration, and technical support purposes LICENSOR will provide to LICENSEE at no charge from time to time during the term of this Agreement and thereafter for the time periods for which Annual Maintenance Fees (as hereinafter defined) shall continue to be paid by LICENSEE to LICENSOR the most current version of the Licensed Software). LICENSEE may exercise these rights alone or through one or more subdistributors, as LICENSEE may determine to be necessary or appropriate, on terms that are consistent in all respects with the terms of this Agreement.

          2.2    No Implied License.    LICENSEE acknowledges and agrees that this Agreement in no way shall be construed to provide to LICENSEE any express or implied license:

              (i)  to modify, change, alter, translate, improve, decompile or reverse engineer the Licensed Software; or

            (ii)  to copy, reproduce, use, sell, distribute or sublicense the Licensed Software other than as expressly set forth in Section 2.1;

    and LICENSEE expressly agrees not to take any of the foregoing actions.

          2.3    Exclusivity.

            2.3.1    Generally.    During the term of this Agreement, the right to market, promote, distribute and sublicense the Licensed Software shall belong solely and exclusively to

    LICENSEE. Without limiting the generality of the foregoing sentence, so long as such rights shall belong solely and exclusively to LICENSEE, without LICENSEE's prior written consent, LICENSOR shall not (i) directly or indirectly, either alone or in participation with any other person or entity, endeavor to market, promote, sell, distribute or license the Licensed Software or any rights in, to or in connection with the Licensed Software, "or any other software products so similar in design, composition, content or function to the Licensed Software as to be likely to compete directly with the Licensed Software for sales ("Competing Software") or any rights in, to or in connection with any such Competing Software, to any party other than LICENSEE, or (ii) license or otherwise grant the right to market, promote, sell, distribute, sublicense or use the Licensed Software or any rights in, to or in connection with the Licensed Software, or any Competing Software or any rights in, to or in connection with any such Competing Software, to any party other than LICENSEE. LICENSOR shall refer to LICENSEE all inquiries relating to the Licensed Software or to distribution, licensing or sublicensing of the Licensed Software. LICENSOR acknowledges that in the event of its breach or threatened breach of this Section, LICENSEE's remedy at law would be inadequate, and that the damages flowing from such breach would not be readily susceptible of being measured in monetary terms. Accordingly, in the event of a breach or threatened breach of this Section, LICENSOR, in addition to any monetary damages and without bond, shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

            2.3.2    Requirements to Maintain Exclusivity.    In order to retain the exclusivity of the rights granted in Sections 2.1 and 2.3.1, (i) LICENSEE shall be required on or before the first (1st) day of each year of this Agreement (meaning contract year, not calendar year) to pay to LICENSOR the sum of £100,000, and (ii) LICENSEE and its Affiliates shall be required during each year of this Agreement (meaning contract year, not calendar year) to purchase from LICENSOR no less than twenty-four (24) Licensed Software Copies. For purposes of determining whether payment of such £100,000 fee has been made, payments made by LICENSEE and its Affiliates for such a fee, whether paid pursuant to this Agreement or any other similar agreement relating to the Licensed Software entered into by LICENSOR with the consent of LICENSEE, shall be aggregated. Failure by LICENSEE and its Affiliates to satisfy either of the foregoing requirements shall not constitute a breach of this Agreement. If, however, LICENSEE and its Affiliates shall fail to satisfy either of the foregoing requirements, then LICENSEE's exclusive rights granted in Section 2.1 and 2.3.1 shall thereafter be nonexclusive.

            2.41    Technical Support.    During the term of this Agreement, LICENSOR will provide reasonable telephone support to LICENSEE (each party bearing its own telephone expenses).

          LICENSEE shall be responsible, at no cost or expense to LICENSOR, for Level I Technical Support arid Level 2 Technical Support related to the Licensed Software. LICENSOR agrees to provide, at LICENSOR's cost and expense, one standard training program for LICENSEE personnel to enable LICENSEE to perform these functions. Such program shall be given at LICENSEE's offices on a schedule reasonably acceptable to LICENSOR within thirty (30) days after the execution of this Agreement.

          LICENSOR shall be responsible, at its cost and expense, for Level 3 Technical Support related to the Licensed Software.

          2.5    Corrections, Updates, Enhancements and New Versions of the Licensed Software,    Whenever LICENSOR shall provide to LICENSEE a Licensed Software Copy, such Licensed Software Copy shall be of the most current version of the Licensed Software, unless otherwise agreed by and between LICENSOR and LICENSEE. During the term of this Agreement and thereafter for the time periods for which Annual Maintenance Fees shall continue to be paid by LICENSEE to LICENSOR, LICENSOR will provide to LICENSEE reasonable advance notice of any and all proposed corrections, updates, enhancements and new versions of the Licensed Software, and upon provision of the same to LICENSEE pursuant to the terms of this Agreement such corrections, updates, enhancements and new versions shall be deemed part of the Licensed Software under this Agreement.

          With respect to each Licensed Software Copy, upon payment of the purchase price for such Licensed Software Copy, LICENSEE shall be entitled for the first year (meaning contract year, not calendar year) after it delivers such Licensed Software Copy to its End User to receive from LICENSOR promptly as the same are created and provide to such End User all corrections, updates, enhancements and new versions of the Licensed Software at no additional charge from LICENSOR. Thereafter, LICENSEE may, at its option, pay LICENSOR on or before the first (1st) day of each year (meaning contract year, not calendar year) a fee of £25 for continuing corrections, updates, enhancements and new versions of the Licensed Software for such Licensed Software Copy (the "Annual Maintenance Fee"). Payment of the Annual Maintenance Fee in any given year shall entitle LICENSEE to receive and provide to its End User continuing corrections, updates, enhancements and new versions of the Licensed Software for such Licensed Software Copy for such year t no additional charge from LICENSOR. In the event LICENSEE shall decline to pay the Annual Maintenance Fee for any Licensed Software Copy for any given year, LICENSEE shall have no further right to receive or purchase by payment of an Annual Maintenance Fee corrections, updates, enhancements and new versions of the Licensed Software for such Licensed Software Copy pursuant to the terms of this Agreement.

          2.6    Source Code Escrow Agreement.    LICENSOR shall deliver to NCC Escrow International Limited (the "Escrow Agent"), simultaneously with the execution and delivery of this Agreement, the source code for the Licensed Software, and periodically thereafter as the same is created, the source code for all corrections, updates, enhancements and new versions of the Licensed Software (collectively, the "Source Code"). The Source Code shall be held and disbursed by the Escrow Agent strictly in accordance with the terms of a Source Code Escrow Agreement in the form a attached hereto as Schedule 2.6 (the "Escrow Agreement"), which will be entered into by and among LICENSOR, LICENSEE, and the Escrow Agent simultaneously with the execution and delivery of this Agreement. In the event the Source Code shall be delivered to LICENSEE by the Escrow Agent pursuant to the terms of the Escrow Agreement, LICENSEE shall thereafter have a perpetual, unlimited, worldwide, royalty free, fully paid up license to copy, reproduce, use, distribute, sublicense, modify, change, alter, translate, and improve the Software without accounting to LICENSOR.

        3.    Supply of Licensed Software Copies.

          3.1.    Terms of Purchase.

            3.1.1    Purchase Orders.    From time to time during the term of this Agreement, LICENSEE may order from LICENSOR, pursuant to written purchase orders, Licensed Software Copies. LICENSOR will indicate LICENSEE's purchase order number on all invoices, packages and other communications relating to any such purchase order. The terms of the purchase order for any Licensed Software Copies shall control the purchase of such Licensed Software Copies, except to the extent of any inconsistency with the terms of this Agreement, in which case the terms of this Agreement shall control.

            3.1.2    Delivery; Cost and Expenses; Taxes.    LICENSOR shall deliver to LICENSEE the ordered Licensed Software Copies on or before the delivery date set forth in LICENSEE.'s purchase order, F.O.B. LICENSEE's delivery point set forth in such purchase order. All customs, duties, insurance premiums, packaging, shipping, and other costs and expenses relating to such delivery shall be at LICENSOR's cost and expense. All applicable sales and use taxes imposed a result of the existence or operation of this Agreement are the responsibility of LICENSEE and LICENSEE agrees to pay LICENSOR such sales and use taxes simultaneously with LICENSEE's payments for the Licensed Software Copies.

            3.1.3    Pricing and Payment.    Pricing for the Licensed Software Copies shall be as set forth in Schedule 3.1.3 attached hereto and made a part hereof by this reference. Payment for purchase of Licensed Software Copies shall be made within thirty (30) days after LICENSEE's receipt of such Licensed Software Copies and LICENSOR's invoice therefor. Pricing and invoices shall be stated, and payment for all deliveries of Licensed Software Copies to LICENSEE by LICENSOR shall be made, in pounds sterling.

            3.1.4    Late Payments.    If any sum payable to LICENSOR under this Agreement is in arrears for more than thirty (30) days after the date payment -is due, LICENSOR reserves the right, without prejudice to any other right or remedy, to charge interest on such overdue sum on a daily basis from the original due date until paid at a rate equal three percent.(3%) above the Barclays Bank plc based on lending rate in force from time to time.

            3.1.5    Incorrect Invoices.    LICENSEE will notify LICENSOR in writing within thirty (30) days after receipt of an invoice if LICENSEE "considers such invoice incorrect or invalid for any reason and the reason for withholding payment on such invoice, failing which LICENSEE will raise no objection to the amount of such invoice and will make full payment in accordance with such invoice.

            3.2    Packaging and Licensing.    All Licensed Software Copies delivered to LICENSEE pursuant to LICENSEE's purchase orders shall bear the labels and trademarks of LICENSEE as directed LICENSEE, and shall not bear any labels or trademarks of LICENSOR. Each Licensed Software copy shall packaged in shrink-wrap and shall include a Shrink-Wrap License Agreement from LICENSEE in the form attached hereto as Schedule 3.2, in the language specified by LICENSEE in its purchase order. LICENSOR will accept returns of Licensed Software Copies where the shrink-wrap is not broken.

        4.    Representations and Warranties.    LICENSOR makes the following representations and warranties solely for the benefit of LICENSEE and its Affiliates, as a present and ongoing affirmation and covenant of facts in existence at all times under this Agreement:

            (i)  LICENSOR owns the Licensed Software and has full power, authority and authorization to license the Licensed Software "to LICENSEE and to convey all other rights and licenses granted to LICENSEE under this Agreement;

          (ii)  Subject to the terms of this Agreement, LICENSEE and its End Users shall be entitled to full use and possession of the Licensed Software and the Licensed Software Copies, free and clear of all liens, security interests, encumbrances, infringements, liabilities, claims, charges, restrictions and obligations of any kind or nature whatsoever;

          (iii)  No party other than LICENSEE is currently licensed any rights in, to or in connection with the Licensed Software, unless through sublicense or by permission from LICENSEE;

          (iv)  The Licensed Software does not, in whole or in part, infringe any IP Rights of any third party, and no rights or licenses are required from third parties to exercise any rights with respect to the Licensed Software or any portion thereof;

          (v)  The Licensed Software conforms in all material respects with the technical specifications set forth in Schedule 13(A), and there are no material errors, malfunctions and/or defects in the Licensed Software;

          (vi)  The CD-ROMs on which the Licensed Software Copies are furnished are and will be free from defects in materials and workmanship under normal use;

        (vii)  The Licensed Software and the Licensed Software Copies supplied hereunder are and will be produced and delivered in accordance with all applicable international, federal, state and local laws, rules and. regulations;

        (viii)  The Licensed Software has at the date. of delivery and will continue to have Year 2000 conformity as defined in the British Standards Institution Definition of Year 2000 Conformity Requirements set forth in Schedule 4(viii) attached hereto and made a part hereof by this reference, provided that LICENSOR shall not be responsible to the extent any non-compliance is attributable to any hardware, software or system not supplied by LICENSOR that is connected to or operated in conjunction with the Licensed Software.

        LICENSEE acknowledges that the Licensed Software has not been prepared to meet LICENSEE's individual requirements and that its LICENSEE's responsibility to ensure that the facilities and functions of the Licensed Software meet LICENSEE's individual requirements. LICENSOR will not be liable for any failure of the Licensed Software to provide any facility or function not described in the technical specifications set forth in Schedule 1.1(a), as the same may be amended from time to time, or any failure of the Licensed Software attributable to any modification (whether by alteration, deletion, addition or otherwise) to the Licensed Software made by either LICENSEE in default of its obligations under this Agreement or by persons other than LICENSOR not approved by LICENSOR or to combination of the Licensed Software with other software or equipment not approved for use with the Licensed Software by LICENSOR.

        LICENSEE agrees that the express representations and warranties made by LICENSOR in this Agreement are in lieu of and to the exclusion of any other representation or warranty of any kind, express, implied, statutory or otherwise, relating to the Licensed Software, including, without limitation representations and warranties as to the condition, quality, performance, merchantability or fitness for purpose of the Licensed Software or any part of the Licensed Software.

        5.    Indemnity by LICENSOR.    LICENSOR will indemnify, defend and hold LICENSEE's Group (as hereinafter defined) harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character arising out of or in any manner incident, relating or attributable to (i) the inaccuracy of any representation or breach of any warranty of LICENSOR contained in this Agreement or in any certificate, instrument or other document or agreement executed by LICENSOR in connection with this Agreement or otherwise made or given. in writing in connection with this Agreement, (ii) any failure by LICENSOR to perform or observe any covenant, Agreement or condition to be performed or observed by it under this Agreement or under any certificate, instrument or other document or agreement executed by it in connection with this Agreement and (iii) claims relating to the enforcement of LICENSEE's rights under this Agreement. For purposes of this Agreement, the term "LICENSEE's Group" means LICENSEE, its Affiliates and subdistributors, and its and their respective successors and permitted assigns, as well as their respective officers, directors, employees, agents, representatives, attorneys, and accountants.

        In the event the foregoing indemnity is for an inaccuracy of the representation or breach of the warranty contained in Section 4(iv) of this Agreement, LICENSEE shall (i) give LICENSOR prompt notice in writing of the claim, (ii) give LICENSOR all requested information that it has concerning the claim, (iii) reasonably cooperate with and assist LICENSOR in defending the claim, and (iv) give LICENSOR sole Authority to defend or settle the claim, provided, however, LICENSOR shall at all times keep LICENSEE informed of and consult with LICENSEE with respect to such claim and negotiations and shall not enter into any settlement affecting the rights of LICENSEE without LICENSEE's prior written consent, which consent shall not be unreasonably withheld. If an injunction is issued against the marketing, distribution, sublicensing or use by LICENSEE or its End Users of any of the Licensed Software as a result of any such infringement claim, LICENSOR will, at its option and expense: (i) obtain for LICENSEE and its End Users the right to continue the marketing, distribution, sublicensing or use of Licensed Software, (ii) modify the Licensed Software so that it becomes non-infringing, or (iii) replace the Licensed Software with software of equivalent or greater capabilities that does not so infringe.

        6.    Ownership.

        LICENSEE hereby acknowledges and agrees that the Licensed Software embodies and constitutes valuable T Rights of LICENSOR, including, but not limited to, copyrights and trade secrets, and that except for the rights. expressly granted to LICENSEE herein, LICENSOR now holds and shall retain all rights, title and interest to the Licensed Software, and any documentation with respect thereto, including, without limitation, title to all IP Rights with respect thereto. Upon expiration or earlier termination of this Agreement, LICENSEE shall retain no rights of any nature with respect to the Licensed Software, except the rights to (i) distribute Licensed Software Copies then in inventory to and install such Licensed Software Copies for End Users, (ii) sublicense the Licensed Software contained in such Licensed Software Copies to End Users, and (iii) use the Licensed Software or providing technical support relating to Licensee Products and the Licensed Software to End Users.

        7.    Confidentiality

        The parties acknowledge that they may exchange certain confidential information pursuant to this Agreement, including, but not limited to, sales manuals, product specifications, product and price lists, dealer lists, written and unwritten marketing plans, techniques, methods, and data, sales and transaction data, and other similar materials ("Confidential Information"). Either party receiving Confidential Information (a "Receiving Party") from the other party (a "Conveying Party") shall hold all Confidential Information of the Conveying Party in the strictest confidence and shall protect all Confidential Information of the Conveying Party with the same degree of care that the Receiving Party exercises with respect to its own proprietary information. Without the prior written consent of the Conveying Party, the Receiving Party shall not disclose, divulge or disseminate any such Confidential Information to any other person or entity, nor shall it use such Confidential Information in any way other than in furtherance of the transactions contemplated by this Agreement, except to the extent such Confidential Information (i) is or becomes within the public dornain through no act of the Receiving Party in breach of this Agreement, (ii) was lawfully in the possession of the Receiving Party without any restriction on use or disclosure prior to its disclosure hereunder, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority (provided in such latter case, however, that the Receiving Party shall timely inform the Conveying Party of all such legal or governmental proceedings so that the Conveying Party may attempt by appropriate legal means to limit such disclosure, and the Receiving Party shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible). Each party acknowledges that in the event of its breach, or threatened breach, of this Section, the Conveying Party's remedy at law would be inadequate, and that the damages flowing from such breach would not be readily susceptible of being measured in monetary terms. Accordingly, in the event of either party's breach, or threatened breach, of this Section, the Conveying Party, in addition to any monetary damages and without bond, shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

        8.    Term; Termination.

          8.1.    Term.    The term of this Agreement shall commence effective as of the Effective Date and shall continue for a period of three (3) years, unless earlier terminated as provided herein. Thereafter, provided the rights granted in Sections 2.1 and 2.3.1 shall belong solely and exclusively to LICENSEE at the end of the immediately preceding year (meaning contract year, not calendar year), LICENSEE may extend the term of this Agreement for successive, additional one (1) year terms by paying to LICENSOR on or before the first (1st) day of each one (1) year renewal term, the sum of £100,000 for such one (1) year extension. For purposes of determining whether payment of such £100,000 fee has been made, payments made by LICENSEE and its Affiliates for such an extension fee, whether paid pursuant to this Agreement or any other similar agreement relating to the Licensed Software entered into by LICENSOR with the consent of LICENSEE, shall be aggregated. If at the end of the initial three (3) year term, or at the end of any one (1) year renewal term, either (i) the rights granted in Sections 2.1 and 2.3.1 no longer belong solely and exclusively to LICENSEE, or (ii) LICENSEE and its Affiliates decline to pay to LICENSOR the £100,000 extension fee, this Agreement shall automatically expire and LICENSEE shall have no further right to extend the term of this Agreement.

            8.41    Termination for Breach.    Either party may terminate this Agreement in the event of a material breach of this Agreement by the other party, if such breach remains uncured thirty (30) days after receipt of written notice thereof from the non-breaching party (unless such breach cannot by its nature be cured, in which case the non-breaching party may terminate this Agreement by written notice immediately upon the occurrence of such breach). No such termination shall relieve LICENSEE's obligation to pay for previously distributed Licensed Software Copies. Each party understands and agrees that it is responsible for ensuring compliance with this Agreement by its directors, officers, employees, agents, representatives and contractors, and that any breach or failure to comply with this Agreement by any of the foregoing shall be deemed a breach of this Agreement by such party.

          8.3    Post Termination.

            8.3.1.  Upon termination of this Agreement, LICENSEE shall retain no rights of any nature with respect to the Licensed Software, except the rights to (i) distribute Licensed Software Copies then in inventory to and install such Licensed Software Copies for End Users, (ii) sublicense the Licensed Software contained in such Licensed Software Copies to End Users, and (iii) use the Licensed Software for providing technical support relating to Licensee Products and the Licensed Software to End Users. With respect to Licensed Software Copies in inventory at the time of termination of this Agreement, LICENSOR shall have the option, exercisable within five (5) days after termination of this Agreement by written notice from LICENSOR to LICENSEE, to require LICENSEE to resell to LICENSOR all of such Licensed Software Copies.

          Upon LICENSOR's exercise of such option, LICENSEE agrees to resell to LICENSOR such Licensed Software Copies, and LICENSOR shall pay to LICENSEE as fall compensation for such Licensed Software Copies, the amount originally paid to LICENSOR by LICENSEE for the purchase (if such Licensed Software Copies.

            8.3.2.,  Unless notified in writing to the contrary by LICENSOR, within thirty (30) days after termination of this Agreement, LICENSEE shall return to LICENSOR all copies of operating instructions and other documentation included in the definition of the Licensed Software, except copies of such operating instructions and other documentation as are necessary to (i) distribute to End Users with Licensed Software Copies then in inventory and (ii) provide technical support relating to Licensee Products and the Licensed Software to End Users.

            8.3.3.Termination of the Agreement will not affect the rights of either party under this Agreement which may have accrued up to the date of termination.

          8.4    Survival.    The provisions of Sections 1, 2.2, 3.5, 4, 5, 6, 7, 8, 15, and 16 of this Agreement shall survive the termination of this Agreement.

        9.    Applicable Law.

        This Agreement shall be governed in its construction, interpretation and performance by the laws of the United Kingdom, without reference to law pertaining to choice of laws or conflict of laws and without reference to the United Nations Convention on Contracts for the International Sale of Goods.

        10.    Force Majeure.    Neither party will be liable for any delay in performing or failure to perform its obligations (other than a payment obligation) under this Agreement due to any cause outside its. reasonable control. Such delay or failure will not constitute a breach- of this Agreement and the time for performance of the affected obligation will be extended by such period as is reasonable given the circumstances.

        11.    Assignment.

        Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either party without the prior written consent of the other party, which shall not be unreasonably withheld, delayed, or conditioned; provided that LICENSEE may so assign, sell or license all or any of its rights and delegate all or any of its obligations hereunder to any one or more Affiliates and LICENSOR agrees to execute and deliver to LICENSEE any documents requested by LICENSEE to enable LICENSEE to exercise such rights.

        12.    Notices.

        Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex or facsimile (which is confirmed) or (ii) one (1) business day after having been deposited with a nationally recognized overnight courier service (such as by way of example, but not limitation, DHL, Federal Express or Airborne), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to LICENSEE: Danka Holding Company 11201 Danka Circle North St. Petersburg, Florida, USA 33716 Telephone: (813) 576-6003 Facsimile: (813) 568-4269
With a copy to:
Danka. Holding Company 11201 Danka Circle North St. Petersburg, Florida 33716 Attn: General Counsel Telephone: (813) 576-6003 Facsimile: (813) 568-4269

(ii)	If to LICENSOR: Network Printing Solutions Ltd. Ibex House 162-164 Arthur Road Wimbledon Park London, England SW19 8AQ Attn: President Telephone: (44-181) 947-9545 Facsimile: (44-181) 944-5487

        13.    Relationship of Parties.

        The parties hereto shall at all times act as independent contractors, and nothing herein contained shall be deemed to constitute a partnership between or joint venture by the parties, nor shall any party be deemed the agent or employee of the other. No party shall hold itself out contrary to the provisions of this Section.

        14.    Construction.

        This Agreement shall not be construed more strictly against any party regardless of who is responsible for its drafting. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Wherever the context sc requires, the masculine shall refer to the feminine, the feminine shall refer to the masculine, the masculine or the feminine shall refer to the neuter, and the neuter shall refer to the masculine or the feminine. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any of its provisions.

        15.    Waiver.

        No failure or delay on the part of either party in exercising- any right or remedy with respect to a breach of this Agreement by the other party shall operate as a waiver thereof or of any prior or subsequent breach of this Agreement by the breaching party, nor shall the exercise of any such right or remedy preclude any other or future exercise thereof or exercise of any other right or remedy in connection with this Agreement. Any waiver must be in writing and signed by the waiving party.

        16.    Severability.

        If any section, subsection or provision or the application of such section, subsection or provision of this Agreement is held invalid, illegal or unenforceable, the remainder of this Agreement and the obligation of such section, subsection or provision to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected by such invalidity, illegality or unenforceability.

        17.    Entire Agreement.

        This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof All prior understandings and agreements between the parties relating to the subject matter hereof are merged in this Agreement, which alone and completely expresses their understanding. This Agreement may not be altered, amended or changed except by written instrument signed by and on behalf of each of the parties hereto.

        18.    Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which counterparts together shall constitute one and the same instrument,

        [remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

WITNESSES:	"LICENSOR "
NETWORK PRINTING SOLUTIONS LTD., a United Kingdom corporation
/s/ PETER DRYSDALE	By:	/s/ PETER O'FARRELLY
		Name:	PETER O'FARRELLY
		Title:	SALES DIRECTOR
PETER DRYSDALE Printed Name
/s/ SHAUKAS HUSSEIN Signature
SHAUKAS HUSSEIN Printed Name
"LICENSEE"
DANKA HOLDING COMPANY, a Delaware corporation
/s/ CATHY L. BLACK Signature	By:	/s/ KEITH H. NELSEN
		Name:	KEITH J. NELSEN
CATHY L. BLACK Printed Name
/s/ DEE MCKINNEY Signature
DEE MCKINNEY Printed Name

Schedule 1.1(a)

Licensed Software

General Description of Job Auditing Server Software

        The Job Auditing Server (JAS) software allows network administrators to control and manage the use of network attached laser printers by utilising JAS as a print accounting system. JAS has the capability of tracking costs on shared network printers and to limit users printing output to a predetermined cost limit. This allows organisations to track and recover costs in a controlled manner. JAS has been designed for flexibility, scalability and performance, and provides support for a wide variety of printers, network connections and page counting methods, providing usage summaries and detailed reports, based on users, departments, project codes or client numbers. These reports can be used to charge users, departments or clients for their resources usage on a regular basis.

Technical Specifications for Job Auditing Server Software

        See attached technical specifications.

Job Auditing Server™

Version 1.1 Company Confidential

        The Job Auditing Server™ allows network administrators to track costs on shared network printers, and to limit those user's printing output to a predetermined cost limit. This allows organizations to track and recover costs in a controlled manner. Job Auditing Server™ requires Windows NT server. For the printing server; the client systems can run any compatible operating system such as  Windows 95, 3.11 or Windows For Workgroups

        Introducing the Job Auditing Server™, an architecture for today and tomorrow Controlling and managing the use of your networked laser printers by utilising the Job Auditing Server™, as a print accounting system.

Job Auditing ServerTM Utilising Windows NT

        Job Auditing ServerTM is based on a Windows NT server. With its modular architecture, accounting servers can be placed on the network independently of print servers, giving the network architect the freedom to optimise network and server throughput with imposing additional restrictions.

        The Job Audit Server™ has been designed for flexibility, scalability and performance, and provides support for a wide variety of printers, network connections and page counting methods.

Effective Cost Management

        In today's complex distributed computing environment maintaining control of resource usage and costs is a constant challege.

        Job Auditing Server™ is an essential tool in the management of costs and job accounting.

        By giving the administrator control over printing as well as information about usage, the cost of printing services can be reduced and, if so desired from the users, implementing printer usage, management on a network can product rapid pay back by reducing the use of printer consumables such as toner and paper, and also by extending the useful life of printers.

        You can recoup the software cost in under 20,000 pages or in under 1,000 pages of colour printing and the savings don't stop there.

NT Integration

        The Job Auditing Server's™ print monitors integrate seamlessly into Windows NT's printing subsystem and the accounting server operates as a Windows NT system service. User credentials are supplied automatically based on the user's domain login, thus limiting the need for a secondary login and providing a high degree of security.

        Back model based on the actual usage summaries each month. Job Auditing ServerTM provides usage summaries and detailed reports, based on users, departments, project codes or client numbers. These reports can be used to charge users, departments or clients for their resources usage on a regular basis. The Job Auditing ServerTM modular architecture scales well to even the largest network configurations, whether on a single LAN or distributed over a WAN. The Enterprise Edition allows the auditing server to be centrally located and remote print monitors can then be paced on individual network segments to track and control the printing in each area.

        The low resource requirements of the print monitors and the auditing server, combined with the efficiency of the PC based communications between the modules allow the Job Auditing ServerTM to efficiently handle hundreds of printers on dozens of print servers.

        The administrative tools, which can be run on any number of workstations on the network, allow users to be impaired from the domain—or the accounting server can be configured to create new users automatically as they first access the printers.

        The users can utilise a query tool, either web-based or a Windows application check on their account balances, providing access from all types of workstations. The same tools can also be used to transfer funds to another user, and to select the billing code to be used for printing.

Comprehensive Printing Control

        You can implement a set of competitive and effective printing quotas for your organization by implementing a declining balance system. The software will then limit the users to a set number of pages printing and require them to purchase additional pages once they reach those limits.

        By setting the pre-page cost of each printing device you can control and direct usage on the printers based on their cost and characteristics.

        An alternative is to use quotes that are renewed automatically on a daily, weekly or monthly basis. This provides control of printing costs, without actually charging users for printer usage, hereby also reducing the administrative effort.

        A third option is the implementation of a charge back model bsed on the actual usage each month. The Job Auditing ServerTM provides usage summaries and detailed reports based on users, departments, project codes or client numbers. These reports can be used to charge users, departments or clients for their resources useage on a regular bases.

Print Server (minimum requirement):
Windows NT® Server 3.51 or 4.0 (Intel® or DEC® alpha®).

Job Auditing ServerTM (minimum requirement):
Windows NT® Server 3.51 or 4.0 (Intel® or DEC® alpha®).

Printing Clients: (Any of the following):
Windows NT®, Windows 95®, Windows 3.11® or OS/2®
Windows for Workgroups 3.1 or 3.11
MS-DOS with LAN Manager client software
OS/2® Warp Connect
OS/2 with LAN Manager Client software
Unix or LAN Manager client software
Apple Macintosh with DAVE client software

Printer Connections

Hewlett-Packard JetDirect®, Lexmark®, Marknet® Intel®, Netport®, LPR, Parallel port

Printers

Hewlett Packard LaserJet® 4, 5, 6 series, IBM®,Network Printers, Lexmark® any Postscript® or PCL®

Schedule 1.1(b)

Future Intentions and Possible Additional Requirements

        The following are some possible future product requirements in association with "JAS". Both LICENSOR and LICENSEE will have to be in agreement with the execution of any of the following potential enhancements and must be accompanied with the relevant documentation and technical specifications in order to complete the requirement.

6.1
Support of All Network Attached Printers:

          i)  With specific attention to including the Kodak IS70 and IS92 based on accounting information provided by these devices. Print port monitor support.

          ii)  JAS should accept print jobs in a specified format most main computer operating systems. To be specified and agreed upon at a latter date.

        iii)  Accurately record and manage print flow on an exact basis with every page printed.

6.2
User Interface and Client Tool:

          i)  LICENSOR and LICENSEE to agree (at a later date) on the change of documentation and JAS software to specific European languages. Possible languages include: French, German and Spanish. All Text Strings, Documentation.

6.3
Manual Input:

        LICENSOR to develop a manual copy option for specific types of copiers and multifunction devices. LICENSOR to supply LICENSEE with a specification and description of a potential solution for future automated solution.

        LICENSEE will provide specifications to LICENSOR of Graphical User Interface design and requirements of the manual input option.

6.4
Billing Interface:

        LICENSOR to work with LICENSEE in developing a billing/invoice system which will capture JAS reports and email the data to a Spec host within LICENSEE invoice department.

        LICENSOR to provide specifications as required.

6.5
Technical Quality:

        LICENSOR will provide the necessary technical support in the event of a software bug or JAS not functioning to specification.

        Level 1: If JAS is not functioning correctly in a Microsoft Windows environment to include Windows 3.11, Windows '95, Windows for Work Groups and Windows NT. In the event of LICENSEE being unable to sell JAS then LICENSOR will not expect sales commitments to be fulfilled until the software malfunction has been resolved.

        Level 2: In the event of JAS not functioning correctly at a specific site, which may have specific or non-Standard print data, LICENSOR will make all efforts to work with LICENSEE in order to resolve the outstanding issue However existing commitments should be met.

6.6
Security of Print Data:

        LICENSOR will guarantee print data security as per the security levels in place on that Windows NT server, the print files are stored on.

6.7
Training to LICENSEE Personnel:

        LICENSOR agrees to provide training to LICENSEE personnel, where LICENSEE will pay for all travel, accommodation & Subsidence expenses only. Possible Training courses:

          i)  Marketing and sales Training

          ii)  Pre and Post sales technical support

          iii  Technical support and trouble shooting.

        Courses contents & course pre-requisites to be agreed upon by LICENSEE and LICENSOR.

Schedule 2.6

Form of Source Code Escrow Agreement

SINGLE LICENSEE (UK)

ESCROW AGREEMENT:	DATED:

Among:

        (1)  NETWORK PRINTING SOLUTIONS LTD. whose registered office is at Ibex House, 162-164 Arthur Road, Wimbledon Park, London, England SW1 9 8AQ (CRN: 3414325) ("the Owner");

        (2)  DANKA HOLDING COMPANY whose registered office is at 11201 Danka Circle North, St. Petersburg, Florida, USA 33716 (CRN:            ) ("the Licensee"); and

        (3)  NCC ESCROW INTERNATIONAL LIMITED whose registered office is at Oxford House, Oxford Road, Manchester Mi 7ED, England (CRN:3081952) ("NCC").

Preliminary:

        (A)  The Licensee has been granted a license to sublicense, distribute, install, and use a software package comprising computer programs.

        (B)  Certain technical information and documentation describing the software package are the confidential property of the Owner and are required for understanding, maintaining, correcting and modifying the software package.

        (C)  The Owner acknowledges that in certain circumstances the Licensee may require possession of the technical information and documentation held under this Agreement.

        (D)  Each of the parties to this Agreement acknowledges that the considerations for their respective undertakings given under it are the undertakings given under it by each of the other parties.

It is agreed that:

1.
Definitions

        In this Agreement the following terms shall have the following meanings:

          1.1  "Full Verification Service" means those bespoke tests agreed between the Licensee and NCC for the verification of the Material;

          1.2  "Intellectual Property Rights" means copyright, trade secret, patent, and all other rights of a similar nature;

          1.3  "Licence Agreement" means the license granted to the Licensee for the Package;

          1.4  "Material" means the source code of the Package comprising the latest technical information and documentation described in Schedules I and 2;

          1.5  "Package" means the software package licensed to the Licensee under the License Agreement; and

          1.6  "Standard Verification Service" means those tests detailed in the Standard Verification Service published by NCC from time to time.

2.
Owner's Duties and Warranties

          2.1  The Owner shall:

            2.1.1  deliver a copy of the Material to NCC within 30 days of the date of this Agreement;

            2.1.2  at all times ensure that the Material as delivered to NCC is capable of being used to generate the latest version of the Package issued to the Licensee and shall deliver further copies of the Material as and when necessary;

            2.1.3  deliver to NCC a replacement copy of the Material within 12 months of the last delivery;

            2.1.4  deliver a replacement copy of the Material within 14 days of receipt of a notice served upon it by NCC under the provisions of Clause 4.1.5; and

            2.1.5  deliver with each deposit of the Material the information detailed in Schedule 2.

          2.2  The Owner warrants that:

            2.2.1  it owns the Intellectual Property Rights in the Material and has authority to enter into this Agreement; and

            2.2.2  the Material lodged under Clause 2.1 shall contain all information in human-readable form and on suitable media to enable a reasonably skilled programmer or analyst to understand, maintain, correct, and modify the Package without the assistance of any other person.

3.
Licensee's Responsibilities

        It shall be the responsibility of the Licensee to notify NCC of any change to the Package that necessitates a replacement deposit of the Material.

4.
NCC's Duties

          4.1  NCC shall:

            4.1.1  hold the Material in a safe and secure environment;

            4.1.2  inform the Owner and the Licensee of the receipt of any copy of the Material;

            4.1.3  in accordance with the terms of Clause 9 perform those tests that form part of its Standard Verification Service from time to time;

            4.1.4  at all times retain a copy of the latest verified deposit of the Material; and

            4.1.5  notify the Owner if it becomes aware at any time during the term of this Agreement that the copy of the Material held by it has been lost, damaged or destroyed.

          4.2  NCC shall not be responsible for procuring the delivery of the Material in the event of failure by the Owner to do so.

5.
Payment

        NCC's fees are payable in accordance with Schedule 4.

6.
Release Events

          6.1  Subject to the provisions of Clauses 6.2 and 6.3, NCC will release the Material to a duly authorized officer of the Licensee if any of the following events occur:

            6.1.1  the Owner enters into any composition or arrangement with Its creditors or (being a company) enters into liquidation whether compulsory or voluntary (other than for the purposes of solvent reconstruction or amalgamation) or has a receiver or administrative receiver appointed over all or any part of its assets or undertaking or a petition is presented for an Administration Order or (being an individual or partnership) becomes bankrupt, or an event occurs within the jurisdiction of the country in which the Owner is situated which has a similar effect to any of the above events in the United Kingdom; or

            6.1.2  the Owner ceases to trade; or

            6.1.3  the Owner assigns copyright in the Material and the assignee falls within 60 days of such assignment to offer the Licensee substantially similar protection to that provided by this Agreement without significantly increasing the cost to the Licensee, or

            6.1.4  the Owner without legal justification, has defaulted to a material degree in any obligation to provide maintenance or modification of the Package under the License Agreement or any maintenance agreement entered into in connection with the Package and has failed to remedy such default notified by the Licensee to the Owner.

          6.2    The Licensee must notify NCC of the event(s) specified in Clause 6.1 by delivering to NCC a statutory or notarised declaration ("the Declaration"), made by an officer of the Licensee attesting that such event has occurred and that the Licence Agreement was still valid and effective up to the occurrence of such event and exhibiting:

            6.2.1  such documentation in support of the Declaration as NCC shall reasonably require;

            6.2.2  a copy of the Licence Agreement; and

            6.2.3  a signed confidentiality undertaking as detailed in Schedule 3;

    then NCC will release the Material to the Licensee upon receipt of the release fee stated in Schedule 4.

          6.3  Upon receipt of a Declaration from the Licensee claiming a release event under Clause 6.1.4.

            6.3.1  NCC shall send a copy of the Declaration to the Owner by registered post; and

            6.3.2  unless within 14 days after the date of delivery the Owner delivers to NCC a counter-notice signed by a duly authorised officer of the Owner stating that no such failure has occurred or that any such failure has been rectified then NCC will release the Material to the Licensee upon receipt of the release fee stated in Schedule 4.

          6.4  Where there is any dispute as to the occurrence of any of the events set out in Clause 6 or the fulfilment of any obligations detailed therein, such dispute will be referred at the request of either the Owner or the Licensee to the Managing Director for the time being of NCC for the appointment of an expert who shall give a decision on the matter within 14 days of the date of referral or as soon as practicable thereafter. The expert's decision shall be final and binding as between the Owner and the Licensee except in the case of manifest error.

7.
Confidentiality

          7.1  The Material shall remain the confidential property of the Owner and in the event that NCC provides a copy of the Material to the Licensee, the Licensee shall be permitted to use the Material only in accordance with a confidentiality undertaking in the form contained in Schedule 3.

          7.2  NCC agrees to maintain all information and/or documentation coming into its possession or to its knowledge under this Agreement in strictest confidence and secrecy. NCC further agrees not to make use of such information and/or documentation other than for the purposes of this Agreement and will not disclose or release it other than in accordance with the terms of this Agreement.

          7.3  Termination of this Agreement will not relieve NCC or its employees, or the Licensee or its employees, from the obligations of confidentiality contained in this Clause 7.

8.
Intellectual Property Rights

        The release of the Material to the Licensee will not act as an assignment of any Intellectual Property Rights that the Owner possesses in the Material.

9.
Verification

          9.1  Subject to the provisions of Clauses 9.2 and 9.3, NCC shall bear no obligation or responsibility to any person, firm, company or entity whatsoever to determine the existence, relevance, completeness, accuracy, effectiveness or any other aspect of the Material.

          9.2  Upon the Material being lodged with NCC, NCC shall perform those tests in accordance with its Standard Verification Service and shall provide a copy of the test report to the parties to this Agreement.

          9.3  The Licensee shall be entitled to require that NCC carries out a Full Verification. Any reasonable charges and expenses incurred by NCC in carrying out a Full Verification will be paid by the Licensee save that if in the opinion of the expert appointed by the Managing Director of NCC the Material is substantially defective in content any such reasonable charges and expenses will be paid by the Owner.

10.
NCC's Liability

        10.1  NCC shall not be liable for any loss caused to the Owner or the Licensee either jointly or severally except for loss of or damage to the Material to the extent that such loss or damage is caused by the negligent acts or omissions of NCC, its employees, agents or sub-contractors and in such event NCC's total liability in respect of all claims arising under or by virtue of this Agreement shall not (except in the case of claims for personal injury or death) exceed the sum of £500,000.

        10.2  NCC shall in no circumstances be liable to the Owner or the Licensee for indirect or consequential loss of any nature whatsoever whether for loss of profit, loss of business or otherwise.

        10.3  NCC shall be protected in acting upon any written request, waiver, consent, receipt or other document furnished to it pursuant to this Agreement, not only in assuming its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information contained in it, which NCC in good faith believes to be genuine and what it purports to be.

11.
Termination

        11.1  NCC may terminate this Agreement after failure by the Owner or the Licensee to comply with a 30 day written notice from NCC: to pay any outstanding fee. If the failure to pay is on the part of the Owner the Licensee shall be given the option of paying such fee itself. Such amount will be recoverable by the Licensee direct from the Owner.

        11.2  NCC may terminate this Agreement by giving 60 days written notice to the Owner and the Licensee. In that event the Owner and the Licensee shall appoint a mutually acceptable new custodian on terms similar to those contained in this Agreement.

        11.3  If a new custodian is not appointed within 30 days of delivery of any notice issued by NCC in accordance with the provisions of Clause 11.2, the Owner or the Licensee shall be entitled to request the President for the time being of the British Computer Society to appoint a suitable new custodian upon such terms and conditions as he shall require. Such appointment shall be final and binding on all parties.

        11.4  If the Licence Agreement has expired or has been lawfully terminated this Agreement will automatically terminate on the same date.

        11.5  The Licensee may terminate this Agreement at any time by giving written notice to the Owner and NCC.

        11.6  The Owner may only terminate this Agreement with the written consent of the Licensee.

        11.7  This Agreement shall terminate upon release of the Material to the Licensee in accordance with Clause 6.

        11.8  Upon termination under the provisions of Clauses 11.2, 11.4, 11.5 or 11.6 NCC will deliver the Material to the Owner. If NCC is unable to trace the Owner NCC will destroy the Material.

        11.9  Upon termination under the provisions of Clause 11.1 the Material will be available for collection by the Owner from NCC for 30 days from the date of termination. After such 30 day period NCC will destroy the Material.

      11.10  NCC may forthwith terminate this Agreement and destroy the Material if it is unable to trace the Owner having used all reasonable endeavours to do so.

12.
General

        12.1  This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

        12.2  This Agreement represents the whole agreement relating to the escrow arrangements between the parties for the Package and supersedes all prior arrangements, negotiations and undertakings.

        12.3  All notices to be given to the parties under this Agreement shall be deemed to have been duly given or made when delivered personally or 7 days after posting or if sent by facsimile, 12 hours after dispatch to the party to which such notice is required to be given or made under this Agreement addressed to the principal place of business, or for companies based in the UK, the registered office.

SCHEDULE 1

The Material

        The source code of the Package known as Owner's Job Auditing Server software.

SCHEDULE 2

Material: Technical Information

        The Material shall be supplied with details of the following:

          1.    Details of the deposit; full name and version details, number of media items, media type and density, file or archive format, list or retrieval commands, archive hardware and operating system details.

          2.    Name and functionality of each module/application of the Material.

          3.    Names and versions of development tools etc.

          4.    Documentation describing the procedures for building / compiling / executing / using the software (technical notes, user guides).

          5      Hardcopy directory listings of the contents of the media.

          6      Name and contact details of employee(s) with knowledge of how to maintain and support the Material.

SCHEDULE 3

Confidentiality Undertaking

        This undertaking is given on release of the Material pursuant to an Escrow Agreement dated [date] among:

(1)
NETWORK PRINTING SOLUTIONS LTD. ("the Owner");

(2)
DANKA HOLDING COMPANY ("the Licensee"); and

(3)
NCC ESCROW INTERNATIONAL LIMITED ("NCC");

1
Definitions contained in the Escrow Agreement will apply to this undertaking.

2
In consideration of NCC delivering the Material to the Licensee, the Licensee undertakes with the Owner and NCC:

          2.1  to use the Material only as set forth in the Exclusive Software Sales Agreement between the Owner and the Licensee pursuant to which the Escrow Agreement was entered into;

          2.2  not to use the Material for any other purpose nor disclose it to any person save such of its employees or contractors who need to know the same in order to so use the Material. In that event such contractors shall enter into a Confidentiality Undertaking direct with NCC in similar terms to this Undertaking;

          2.3  to hold all media containing the Material in a safe and secure environment when not in use; and

          2.4  forthwith to destroy the same should the Licensee cease to be entitled to use the Material or Package.

SCHEDULE 4

NCC's Fees (St£)
	DESCRIPTION	FEE	OWNER	LICENSEE
1.	Initial Fee (payable on completion of this Agreement)	£450	X
2.	Annual Fee (payable on completion of this Agreement and on each anniversary thereafter)	£350		X
3.	Update Fee (per update after the first 4 updates per annum)	£350		X
4.	Storage Fee (per annum, per cubic foot payable if the source code exceeds 1 cubic foot)			X
5.	Release Fee (plus NCC's reasonable expenses)	£50		X
1	All fees are subject to VAT where applicable*
2	All fees are reviewed by NCC from time to time

*
only applicable to countries within the EU.

Signed on behalf of NETWORK PRINTING SOLUTIONS LTD.
Name:	;
(Authorized Signatory)
Position:

Signed on behalf of DANKA HOLDING COMPANY
Name:	;
(Authorized Signatory)
Position:
Signed on behalf of NCC ESCROW INTERNATIONAL LIMITED
Name:	;
(Authorized Signatory)
Position:

Schedule 3.1.3

Pricing for Licensed Software Copies

Price per Licensed Software Copy

        The price per Licensed Software Copy for each contract year shall be as follows:

Quantity Purchased by LICENSEE and its Affiliates During Contract Year	Discount (%)	Price per Licensed Software Copy
0-24	0%	£5,000.00
25-60	40%	£3,000.00
61 +	50%	£2,500.00

Additional Editions

        Each additional Single Enterprise edition port monitor shall be priced at E950.00 per licensed copy.

Annual Maintenance per Licensed Software Copy

        Annual software maintenance shall be charged at £425.00 per Licensed Software Copy.

Schedule 3.2

Form of Shrink-Wrap License Agreement

        PLEASE READ THIS CAREFULLY BEFORE YOU OPEN THE DISK PACKAGE

        YOUR RIGHT TO USE THIS SOFTWARE PRODUCT IS SUBJECT TO THE TERMS SET OUT IN THIS LICENSE AGREEMENT. OPENING THE DISK PACKAGE INDICATES YOUR ACCEPTANCE OF THESE TERMS. IF YOU DO NOT ACCEPT OR UNDERSTAND THEM, YOU SHOULD PROMPTLY RETURN THE UNOPENED DISK PACKAGE AND THE REMAINDER OF THIS PRODUCT UNUSED AND INTACT TO YOUR SUPPLIER TOGETHER WITH PROOF OF PURCHASE FOR A FULL REFUND.

1.
GRANT OF LICENSE

        Under copyright law you are not permitted to install or run the software product (the "Software") or use the user manuals and other documentation (the "Manuals") supplied to you without the permissions of (full name of licensor) (the "Licensor"). In consideration of your agreement to the terms of this agreement, the Licensor grants you a non-exclusive right (the "License") to install and run the Software and use the Manuals as permitted by this Agreement. All references to the Software mean the object code only of the program(s) comprising the Software.

YOU ARE PERMITTED TO:

        1.1  use the Software and Manuals in connection with a single computer...if you wish to use the Software on more than one computer, you must obtain a separate license for another copy of the Software;

        1.2  load the Software and use it only on a single computer which is under your control;

        1.3  transfer the Software from one computer to another provided that the Software is installed and used on only one computer at a time;

        1.4  make a back-up copy of the Software in support of your permitted use of the Software provided you label the back-up copy with the Licensor's copyright notice—any other copies of the whole or any part of the Software are unlawful;

        1.5  use the Software for your personal, use or in your business or profession—permitting unauthorized access to, copying or use. of the Software and Manuals is a breach of this Agreement;

        1.6  transfer the Software and Manuals and your License on a permanent basis to another person only if that person agrees to accept the terms of this Agreement and you either transfer all copies (including the most recent update and all prior versions) to that person or destroy any copies not transferred. If you transfer possession of any copy of the Software to another person, your License is automatically terminated.

YOU MAY NOT NOR PERMIT OTHERS TO:

        1.7  use, copy or transfer the Software except as permitted by this Agreement;

        1.8  distribute, rent, loan, lease, sub-license or otherwise deal in the Software and Manuals; 1.9 copy the Manuals in any manner;

      1.10  alter, adapt, merge, modify or translate the Software or the Manuals in any way for any purpose, including, without limitation, for error correction;

      1.11  reverse-engineer, disassemble or decompile the Software except that you may decompile the Software only to the extent permissible by law where this is indispensable to obtain the information necessary to achieve the interoperability of an independently created program with the Software or with another program and such information is not readily available from the Licensor or elsewhere;

      1.12  remove, change or obscure any product identification or notices of proprietary rights and restrictions on or in the Software and Manuals.

        If the packagE contains both 3" and 5" disks, then you may use only one set. You may not loan, rent, sell, sub-license or otherwise transfer the other set except as a permanent transfer in accordance with this Agreement.

2.
TERM AND TERMINATION

        2.1  The License will be for twenty-five (25) years unless terminated earlier or continue until terminated. You may terminate it at any time by destroying the Software and Manuals together with all copies in any form.

        2.2  Your License to use the Software and Manuals will terminate automatically if you fail to comply with any term of this Agreement. The License will also terminate without further action or notice by the Licensor if you become bankrupt, go into liquidation, suffer or make any winding up petition, make an arrangement with your creditors, have an administrator, administrative receiver or receiver appointed or suffer or file any similar action in consequence of debt.

        2.3  Upon termination of the License for any reason you will destroy the Software and Manuals together with all copies of any form, including copies on your hard and back-up disks. Any use of any copies of the Software or Manuals after termination of the License is unlawful.

3.
LIMITED WARRANTY

        The Licensor warrants only to you as the original licensee, that:

        3.1  the Software when used properly will provide the functions. and facilities (and will perform substantially as described in the user manual supplied for the Software; and

        3.2  the media on which the Software is recorded will be free from defects in material and workmanship under normal use. The Licensor's entire liability and your exclusive remedy under the warranties given in this section 3 will be, at the Licensor's option, to either:

        3.3  repair or replace the Software or media which does not conform with the warranty or

        3.4  refund the price paid for the Software and terminate the License.

        This remedy is subject to the return of the Software with a copy of your payment receipt to. (your supplier or the Licensor) not later than five (5) days after the end of a period of thirty (30) days from the date of your receipt of the Software.

4.
EXCLUSION OF OTHER WARRANTIES

        Except for the express warranties in section 3, the Licensor and its suppliers make and you receive no other warranties, conditions or representations, express or implied, statutory or otherwise, and without limitation the implied terms of merchantability and fitness for a particular purpose are excluded. The Licensor does not warrant that the operation of the Software will be error free or uninterrupted. It is your responsibility to ensure that the Software is suitable for your needs and the entire risk as to the performance and results of the Software and Manuals is assumed by you.

5.
DISCLAIMER

        5.1  In no event will either the Licensor or its suppliers be liable for any direct, consequential, incidental or special damage or loss of any kind (including without limitation loss of profits, loss of contracts, business interruptions, loss of or corruption to data) however caused and whether arising under contract, tort, including negligence or otherwise.

        5.2  If any exclusion, disclaimer or other provision contained in this Agreement is held invalid for any reason and the Licensor becomes liable for loss or damage that could otherwise be limited, such liability, whether in contract, negligence or otherwise, will not exceed the amount actually paid by you for the Software.

        5.3  The Licensor does not exclude or limit liability for

        5.3.1    death or personal injury resulting from an act or negligence of the Licensor or

        5.3.2    damage caused by a defect in the Software within the meaning of the Consumer Protection Act 1987 Part 1.

        5.4  You acknowledge that the allocation of risk in this Agreement reflects the price paid for the Software and also the fact that it is not within the Licensor's control how and for what purposes the Software is used by you.

6.
GENERAL

        6.1  This Agreement is the entire agreement between you and the Licensor and supersedes any other oral or written communications, agreements or representations with respect to the Software and Manuals.

        6.2  Nothing in this Agreement will affect the statutory rights of a consumer in "consumer transactions" under any applicable statute.

        6.3  If any part of this Agreement is held by a court of competent jurisdiction to be unenforceable the validity of the remainder of the Agreement will not be affected.

        6.4  This Agreement is governed by the laws of England and Wales.

        6.5  Should you have any questions concerning this Agreement please contact (give details).

Schedule 4(viii)

British Standards Institution Definition of Year 2000 Conformity Requirements

THE DEFINITION

        Year 2000 conformity shall mean that neither performance nor functionality is affected by dates prior to, during and after the year 2000.

        In particular:

Rule 1.	No value for current date will cause any interruption in operation.
Rule 2.	Date-based functionality must behave consistently for dates prior to, during and after year 2000.
Rule 3.	In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules.
Rule 4.	Year 2000 must be recognised as a leap year.

AMPLIFICATION OF THE DEFINITION AND RULES

General Explanation

        Problems can arise from some means of representing dates in computer equipment and products and from date-logic embedded in purchased goods or services, as the year 2000 approaches and during and after that year. As a result, equipment or products, including embedded control logic, may fail completely, malfunction or cause data to be corrupted.

        To avoid such problems, organisations must check, and modify if necessary, internally produced equipment and products and similarly check externally supp lied equipment and products with their suppliers. The purpose of this document is to allow such checks to be made on a basis of common understanding.

        Where checks are made with external suppliers, care should be taken to distinguish between claims of conformity and the ability to demonstrate conformity.

Rule 1
1.1	This rule is sometimes known as general integrity.
1.2	If this requirement is satisfied, roll-over between all significant time demarcations (e.g. days, months, years, centuries) will be performed correctly.
1.3	Current date means today's date as known to the equipment or product.
Rule 2
2.1	This rule is sometimes known as date integrity.
2.2	This rule means that all equipment and products must calculate, manipulate and represent dates correctly for the purposes for which they were intended.
2.3	The meaning of functionality includes both processes and the results of those processes.
2.4	If desired, a reference point for date values and calculations may be added by organisations (e.g. as defined by the Gregorian calendar).
2.5	No equipment or product shall use particular date values for special meanings (e.g. "99' to signify "no end value' or "end of file' or "00' to mean "not applicable' or "beginning of file').

Rule 3
3.1	This rule is sometimes known as explicit/implicit century.
3.2	It cover two general approaches:
	(a)	explicit representation of the year in dates (e.g. by using four digits or by including a century indicator). In this case, a reference may be inserted (e.g. 4-digit years as allowed by ISO standard 8601:1988) and it may be necessary to allow for exceptions where domain-specific standards (e.g. standards relating to Electronic Data Interchange, Automatic Teller Machines or Bankers Automated Clearing Services) should have precedence.
	(b)	the use of inferencing rules (e.g. two-digit years with a value great than 50 imply 19xx, those with a value equal to or less than 50 imply 20xx). Rules for century inferencing as a whole must apply to all contexts in which the date is used, although different inferencing rules may apply to different date sets.

GENERAL NOTES

        For Rules 1 and 2 in particular, organisations may wish to specify allowable ranges for values of current date and dates to be manipulated. The ranges may relate to one or more of the feasible life-span. of equipment or products or the span of dates required to be represented by the organisation's business processes. Tests for specifically critical dates may also be added (e.g. for leap years, end of year, etc.). Organisations may wish to append additional material in support of local requirements.

        Where the term century is used, clear distinction should be made between the 'value' denoting the century (e.g. 20th) and its representation in dates. (e.g. 19xx); similarly, 21st and 20xx.

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Schedule 4(viii) British Standards Institution Definition of Year 2000 Conformity Requirements